Exhibit 10.10

EXECUTION VERSION

SIXTH AMENDMENT TO

REVOLVING CREDIT AND SECURITY AGREEMENT

This Sixth Amendment to Revolving Credit and Security Agreement (this “Amendment”) is made as of this 30th day of June, 2016, by and among TRG CUSTOMER SOLUTIONS, INC. d/b/a IBEX Global Solutions (“IBEX”, together with any Person joined to the Loan Agreement as a borrower, collectively the “Borrowers”), the financial institutions which are now or which hereafter become party to the Loan Agreement as lenders (collectively, the “Lenders”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”) and as a Lender.

BACKGROUND

A.                   On November 8, 2013, Borrowers, Lenders and PNC as a Lender and as Agent entered into that certain Revolving Credit and Security Agreement (as same has been or may be amended, restated, modified, renewed, extended, replaced or substituted from time to time, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto. All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement.

B.                    Borrowers have requested that Agent and Lenders modify certain definitions, terms and conditions in the Loan Agreement, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

NOW THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

Section 1           Amendments to Loan Agreement. On the Sixth Amendment Effective Date:

(a)         New Definitions. The following defined terms shall be added to Section 1.2 of the Loan Agreement in the proper alphabetical order:

“Commitment Percentage” shall mean for any Lender party to this Agreement, the percentage set forth below such Lender’s name with respect to each type of Advance on the signature page hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 16.3(c) or (d) hereof, and for any Lender that becomes a party to this Agreement pursuant to a Commitment Transfer Supplement or a Modified Commitment Transfer Supplement, the percentage set forth in Schedule 1 to such Commitment Transfer Supplement or Modified Commitment Transfer Supplement, as applicable.

“Excess Cash Flow” shall mean, for any fiscal period, in each case for Borrowers on a Consolidated Basis, EBITDA, minus each of the following, to the extent actually paid in cash during such fiscal period, Unfunded Capital Expenditures, distributions (including tax distributions but excluding Permitted Holdings Distributions of $11,500,000 paid through June 30, 2016), dividends and Royalty Payments, taxes and Debt Payments.

“Maximum Term Loan Amount” shall mean $10,000,000.

“Sixth Amendment Date” shall mean June 30 , 2016.

“Term Loan” shall have the meaning set forth in Section 2.3.1 hereof.

“Term Loan Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), which obligation is subject to all the terms and conditions of this Agreement and the Other Documents, to make Term Loans in an aggregate principal amount not to exceed the Term Loan Commitment Amount (if any) of such Lender.

“Term Loan Commitment Amount” shall mean, as to any Lender, the term loan commitment amount (if any) set forth below such Lender’s name on the signature page hereof (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the term loan commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), as the same may be adjusted upon any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.

“Term Loan Commitment Percentage” shall mean, as to any Lender, the Term Loan Commitment Percentage (if any) set forth below such Lender’s name on the signature page hereof (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Term Loan Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), as the same may be adjusted upon any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.

“Term Loan” shall have the meaning set forth in Section 2.3.1 hereof.

“Term Loan Rate” shall mean (a) with respect to Term Loans that are Domestic Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) with respect to Term Loans that are LIBOR Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the LIBOR Rate.

“Term Note” shall mean, collectively, the promissory notes referred to in Section 2.3.1 hereof.

(b)       Definitions. The following defined terms contained in Section 1.2 of the Loan Agreement shall be amended and restated in their entirety as follows:

“Advances” shall mean and include the Revolving Advances, Equipment Loans, Letters of Credit, Term Loans and the Swing Loans.

“Applicable Margin” shall mean (a) an amount equal to negative one half of one percent (-0.50%) for (1) Revolving Advances consisting of Domestic Rate Loans, and (ii) Swing Loans, (b) an amount equal to one and three quarters of one percent (1.75%) for Revolving Advances consisting of LIBOR Rate Loans, (c) an amount equal to one half of one percent (0.50%) for Equipment Loans consisting of Domestic Rate Loans, (d) an amount equal to three and one quarter of one percent (3.25%) for Equipment Loans consisting of LIBOR Rate Loans, (e) an amount equal to one and one half of one percent (1.50%) for Term Loans consisting of Domestic Rate Loans, and (f) an amount equal to three and one half of one percent (3.5%) for Term Loans consisting of LIBOR Rate Loans.

“Capital Expenditures Indebtedness” shall mean an amount not to exceed (i) $5,000,000 during Borrowers’ 2016 fiscal year to finance Capital Expenditures, and (ii) $7,500,000 during each fiscal year of Borrowers thereafter to finance Capital Expenditures.

“Debt Payments” shall mean for any period, in each case, all cash actually expended by any Borrower to make: (a) interest payments on any Advances hereunder, plus (b) scheduled principal payments on the Equipment Loans plus (c) scheduled principal payments on the Term Loans plus (d) payments for all fees, commissions and charges set forth herein, plus (e) payments on Capitalized Lease Obligations, plus (f) payments with respect to any other Indebtedness for borrowed money.

“Fixed Charge Coverage Ratio” shall mean, with respect to any fiscal period, the ratio of (a) EBITDA, minus Unfunded Capital Expenditures made by any Borrower during such period, minus distributions (including tax distributions but excluding Permitted Holdings Distributions of $11,500,000 paid through June 30, 2016), dividends and cash Royalty Payments made by any Borrower during such period, minus cash taxes paid by any Borrower during such period to (b) all Debt Payments made by any Borrower during such period.

“Maximum Equipment Loan Amount” shall mean $3,000,000.

“Maximum Loan Amount” shall mean $53,000,000.

“Note” shall mean collectively, the Revolving Credit Note, the Equipment Note, the Term Notes and the Swing Loan Note.

“Permitted Holdings Distributions” shall mean a distribution to Holdings from time to time of an amount not to exceed in the aggregate (1) funds in an amount equal to $11,500,000 provided to a Borrower by Holdings on or prior to the Closing Date, and (2) funds provided after the Closing Date to a Borrower by Holdings as working capital or as a capital contribution and not on account of any services provided by any Borrower, upon satisfaction of the following conditions: (a) Borrowers shall have complied with the covenant in Section 6.15(c) and (b) both before and after giving pro-forma effect to any such distribution (i) no Default or Event of Default shall exist or will exist, (ii) no Springing Covenant Event shall have occurred or would exist, and (iii) Borrowers shall have complied with the covenant in Section 6.5 (Fixed Charge Coverage Ratio). For purposes of calculating the amount that may be distributed at any time hereunder, all distributions will be deemed distributed on account of the amounts permitted under subsection (1) above until such time that the full amount of the funds provided to Borrowers by Holdings prior to the Closing Date has been returned, which as of the Sixth Amendment Effective Date, Borrowers acknowledge have been fully paid and satisfied, and thereafter such amounts shall be deemed distributed on account of subsection (2) above. From and after the Sixth Amendment Effective Date, upon the satisfaction of the conditions set forth in clause (b) above, distributions may be made, together with Permitted Royalty Payments, in an aggregate amount as follows: (x) in fiscal year 2016, in an amount equal to 100% of Excess Cash Flow up to $7,900,000, and (y) in fiscal year 2017, in an amount equal to 100% of Excess Cash Flow up to $7,300,000 plus, to the extent Excess Cash Flow exceeds $7,300,000 in fiscal year 2017, an amount up to fifty percent (50%) of Excess Cash Flow in excess of $7,300,000, subject, however, to Mandatory Prepayments required under Section 2.20(d); provided, however, for purposes of calculating the amount of distributions that may be permitted in (x) and (y) above, at such time as the aggregate principal amount of all Term Loans is less than $6,000,000, the Excess Cash Flow limitation shall not apply, and at such time as there are no outstanding Term Loans, neither the Excess Cash Flow limitation or clause (b)(iii) above shall apply.

“Permitted Royalty Payments” shall mean the payment of Royalty Payments by a Borrower on a quarterly basis upon satisfaction of the following conditions: (a) both before and after giving pro-forma effect to any such payments (i) no Default or Event of Default shall exist, (ii) no Springing Covenant Event shall exist, and (iii) Borrowers shall have complied with the covenant in Section 6.5 (Fixed Charge Coverage Ratio); and (b) the aggregate amount of such payments shall not exceed the lesser of, (i) four percent (4%) of the Borrowers’ gross revenue (determined in accordance with GAAP) for any fiscal period, and (ii) from and after the Sixth Amendment Effective Date, the aggregate amount of distributions and Permitted Royalty Payments permitted in the definition of Permitted Holdings Distributions; provided, however, for purposes of calculating the amount of Permitted Royalty Payments permitted hereunder, at such time as there are no outstanding Term Loans, clause (a)(iii) above shall not apply.

“Revolving Advances” shall mean Advances other than Letters of Credit, Equipment Loans, Term Loans and the Swing Loans.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the sum of all cash in Depository Accounts plus the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount minus the Maximum Undrawn Amount of all outstanding Letters of Credit, minus (b) the sum of (i) the outstanding amount of Advances (other than the Equipment Loans and Term Loans) plus (ii) fees and expenses incurred in connection with the Transactions for which Borrowers are liable but which have not been paid or charged to Borrowers’ Account.

(c) Term Loans. Section 2.3 of the Loan Agreement shall be amended by adding the following Section 2.3.1 to the end of Section 2.3 as follows:

2.3.1 Term Loans. Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, shall, from time to time, make available Advances to one or more Borrowers (each, a “Term Loan” and collectively, the “Term Loans”) in an amount equal to such Lender’s Term Loan Commitment Percentage of the applicable Term Loan.

(a)                A Term Loan shall be advanced on or within two (2) Business Days after the Sixth Amendment Effective Date in an amount equal to $6,000,000 but in no event greater than such Lender’s Term Loan Commitment (“Term Loan A”).Term Loan A shall be, with respect to principal, payable as follows, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement: (i) thirty six (36) consecutive monthly payments in the amount of $166,666.66 commencing July 1, 2016 and continuing on the first day of each month thereafter with the final installment to include all unpaid principal, accrued and unpaid interest and all unpaid fees, costs and expenses related thereto. Term Loan A shall be evidenced by a secured promissory note (“Term Note A”) in substantially the form attached hereto as Exhibit 2.3.1. Term Loan A may consist of a Domestic Rate Loan or LIBOR Rate Loan, or a combination thereof, as Borrowing Agent may request. In the event that Borrowers desire to obtain or extend a LIBOR Rate Loan or to convert a Domestic Rate Loan to a LIBOR Rate Loan, Borrowing Agent shall comply with the notification requirements set forth in Sections 2.2(b) and (d) and the provisions of Sections 2.2(b) through (g) shall apply.

(b)               Subject to the terms and conditions set forth in clause 2.3.1(c) below, a Term Loan shall be advanced in an amount equal to $4,000,000 but in no event greater than such Lender’s Term Loan Commitment (“Term Loan B”). Term Loan B shall be, with respect to principal, payable as follows, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement: (i) thirty six (36) consecutive monthly payments in the amount of $111,111.11 commencing on the first day of the month following the funding of Term Loan B and continuing on the first day of each month thereafter, with the final installment to include all unpaid principal, accrued and unpaid interest and all unpaid fees, costs and expenses related thereto. Term Loan B shall be evidenced by a secured promissory note (“Term Note B”) in substantially the form attached hereto as Exhibit 2.3.1. Term Loan B may consist of a Domestic Rate Loan or LIBOR Rate Loan, or a combination thereof, as Borrowing Agent may request. In the event that Borrowers desire to obtain or extend a LIBOR Rate Loan or to convert a Domestic Rate Loan to a LIBOR Rate Loan, Borrowing Agent shall comply with the notification requirements set forth in Sections 2.2(b) and (d) and the provisions of Sections 2.2(b) through (g) shall apply.

(c)                Conditions to making Term Loan B. Term Loan B will be advanced within thirty (30) days after Agent’s receipt of Borrower’s 2016 fiscal year audited financial statements provided: (i) such financial statements indicate that Borrower’s EBITDA was no less than $15,000,000 for such fiscal year, (ii) the Compliance Certificate related to said financial statements indicates that no Default or Event of Default exists, (iii) no Default or Event of Default shall exist on the date Term Loan B is advanced to Borrower or after giving effect thereto, (iv) Borrowers’ Average Undrawn Availability for the thirty (30) day period immediately preceding the funding date of Term Loan B shall have been not less than $7,500,000, and (v) Agent shall have received, for its account, a nonrefundable fee in the amount of $20,000 on the funding date of Term Loan B. If Borrower does not satisfy the foregoing terms, the commitment to advance Term Loan B shall automatically expire and, to the extent the fee described in clause (v) above shall have been paid, such fee shall be returned to Borrowers.

(d)             Making and Settlement of Advances. Section 2.6(a) of the Loan Agreement shall be amended and restated in its entirety as follows:

(a)              Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of Lenders holding the Revolving Commitments (subject to any contrary terms of Section 2.22). Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone. Each borrowing of Equipment Loans shall be advanced according to the applicable Equipment Loan Commitment Percentages of Lenders holding the Equipment Loan Commitments. Each borrowing of Term Loans shall be advanced according to the applicable Term Loan Commitment Percentages of Lenders holding the Term Loan Commitments.

(e)             Manner and Repayment of Advances. Section 2.8(a) of the Loan Agreement shall be amended and restated in its entirety as follows:

               (a)              The Revolving Advances and Swing Loans shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. The Equipment Loans shall be due and payable as provided in Section 2.3 hereof and in the Equipment Note, subject to mandatory prepayments as herein provided. The Term Loans shall be due and payable as provided in Section 2.3.1 hereof and in the Term Notes, subject to mandatory prepayments as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Advances shall be applied (x) first, to the outstanding principal installments of the Term Loans in the inverse order of the maturities thereof; (y) second, to the outstanding principal installments of the Equipment Loans in the inverse order of the maturities thereof, and (z) third, to the remaining Advances (subject to any contrary provisions of Section 2.22) pro rata according to the applicable Revolving Commitment Percentages of Lenders in such order as Agent may determine.

(f)            Mandatory Prepayments. Section 2.20 of the Loan Agreement shall be amended by amending Section 2.20(a) and adding a new Section 2.20(d), each as follows:

(1)           Section 2.20(a) shall be amended and restated in its entirety as follows:

               (a)           Subject to Section 7.1 hereof, when any Borrower sells or otherwise disposes of any Collateral other than Inventory in the Ordinary Course of Business, Borrowers shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable direct costs of such sales or other dispositions), such repayments to be made promptly but in no event more than three (3) Business Days following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied to the outstanding Advances (x) first, to the outstanding principal installments of the Term Loans in the inverse order of the maturities thereof, (y) second, to the outstanding principal installments of the Equipment Loans in the inverse order of the maturities thereof, and (z) third, to the remaining Advances (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b), provided however that if no Default or Event of Default has occurred and is continuing, such repayments shall be applied to cash collateralize any Obligations related to outstanding Letters of Credit last) in such order as Agent may determine, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof.

(2)           a new Section 2.20(d) shall be added as follows:

                    (d)          Borrowers shall prepay the outstanding amount of the Term Loans in an amount equal to twenty-five percent (25%) of Excess Cash Flow for each fiscal year commencing with the fiscal year ending June 30, 2017, payable upon delivery of the financial statements to Agent referred to in and required by Section 9.7 for such fiscal year, which amounts shall be applied to the Term Loans in inverse order of maturity. In the event that the financial statements are not so delivered, then a calculation based upon estimated amounts shall be made by Agent upon which calculation Borrowers shall make the prepayment required by this Section 2.20(d), subject to adjustment when the financial statements are delivered to Agent as required hereby. The calculation made by Agent shall not be deemed a waiver of any rights Agent or Lenders may have as a result of the failure by Borrowers to deliver such financial statements.

(g)           Interest. Section 3.1 of the Loan Agreement shall be amended and restated in its entirety as follows:

3.1           Interest. Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to LIBOR Rate Loans, at the end of each Interest Period, provided further that all accrued and unpaid interest shall be due and payable at the end of the Term. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate, (ii) with respect to Swing Loans, the Revolving Interest Rate for Domestic Rate Loans, (iii) with respect to Equipment Loans, the applicable Equipment Loan Rate, and (iv) with respect to Term Loans, the applicable Term Loan Rate (as applicable, the “Contract Rate”). Except as expressly provided otherwise in this Agreement, any Obligations other than the Advances that are not paid when due shall accrue interest at the Revolving Interest Rate for Domestic Rate Loans, subject to the provision of the final sentence of this Section 3.1 regarding the Default Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The LIBOR Rate shall be adjusted with respect to LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), (i) the Obligations other than LIBOR Rate Loans shall bear interest at the applicable Contract Rate for Domestic Rate Loans plus two percent (2%) per annum and (ii) LIBOR Rate Loans shall bear interest at the Revolving Interest Rate for LIBOR Rate Loans plus two percent (2%) per annum (as applicable, the “Default Rate”).

(h)           Fixed Charge Coverage Ratio.  Section 6.5 of the Loan Agreement shall be amended and restated in its entirety as follows:

6.5           Fixed Charge Coverage Ratio. Upon the occurrence of any Springing Covenant Event and until the occurrence of a Springing Termination Event, cause to be maintained as of the end of each fiscal quarter, a Fixed Charge Coverage Ratio of not less than 1.00 to 1.00, measured on a rolling four (4) quarter basis, except as set forth below. For the avoidance of doubt, upon the occurrence of a Springing Covenant Event, the Fixed Charge Coverage Ratio shall be tested for the immediately preceding fiscal quarter. From and after the Sixth Amendment Effective Date, for purposes of calculating the Fixed Charge Coverage Ratio, the Fixed Charge Coverage Ratio shall be measured on (a) the trailing three (3) months for the period ending September 30, 2016, (b) the trailing six (6) months for the period ending December 31, 2016, (c) the trailing (9) months for the period ending March 31, 2017, (d) the trailing twelve (12) months for the period ending June 30, 2017, and (e) on a rolling four (4) quarter basis thereafter based on the trailing twelve (12) months.

(i)            Sale of Assets. Section 7.1(b) of the Loan Agreement shall be amended and restated to read as follows:

(b)           Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i) the sale of property or assets in the Ordinary Course of Business, (ii) the disposition or transfer of obsolete or worn-out equipment, or equipment that has become no longer useful in such Borrower’s business, in the Ordinary Course of Business, (iii) the sale of AT&T Receivables pursuant to the Factoring Agreement; provided, however, that Borrowers shall not sell any AT&T Receivables unless all proceeds of any such sales shall be deposited into a Depository Account subject to the AT&T/Citibank Agreement, and (iv) any other sales or dispositions expressly permitted by this Agreement in each case not to exceed assets with a fair market value of more than $250,000 in any fiscal year and to the extent that (x) the proceeds of any such disposition are used to acquire replacement equipment which is subject to Agent’s first priority security interest or (y) the proceeds of which, in excess of $50,000, are remitted to Agent to be applied pursuant to Section 2.20.

(j)            Capital Expenditures. Section 7.6 of the Loan Agreement shall be amended and restated in its entirety as follows:

7.6           Capital Expenditures. Upon the occurrence of any Springing Covenant Event in any fiscal year, contract for, purchase or make any expenditure or commitments for Capital Expenditures (i) for the fiscal year ending June 30, 2016, to the extent such Springing Covenant Event occurred in such fiscal year, in an aggregate amount for all Borrowers in excess of $5,000,000 (including the aggregate amount of Capital Expenditures Indebtedness), or (ii) in any fiscal year thereafter, with respect to the fiscal year in which the Springing Covenant Event occurred, in an aggregate amount for all Borrowers in excess of $7,500,000 (including the aggregate amount of Capital Expenditures Indebtedness).

(k)           Term. Section 13.1 of the Loan Agreement shall be amended and restated in its entirety as follows:

13.1         Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until May 1, 2020 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon sixty (60) days prior written notice to Agent upon payment in full of the Obligations. In the event the Obligations are prepaid in full (whether voluntary or involuntary, including after acceleration thereof) and this Agreement is terminated prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrowers shall concurrently pay to Agent for the benefit of Lenders an early termination fee in an amount equal to (x) one half of one percent (0.50%) of the Maximum Loan Amount if the Early Termination Date occurs on or after the Sixth Amendment Date to and including May 1, 2017, (y) one quarter of one percent (0.25%) of the Maximum Loan Amount if the Early Termination Date occurs on or after May 2, 2017 to and including May 1, 2018, and (z) zero percent (0.00%) of the Maximum Loan Amount if the Early Termination Date occurs on or after the date immediately following such date; provided, however, that if the Obligations are prepaid in full in connection with a refinancing provided by a division of PNC, no early termination fee shall be due upon the Early Termination Date.

(l)            Successors and Assigns. Sections 16.3(c) and 16.3(d) of the Loan Agreement shall be amended and restated in their entirety as follows:

(c)           Any Lender, with the consent of Agent, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances and/or Equipment Loans and/or Term Loans under this Agreement and the Other Documents to one or more additional Persons and one or more additional Persons may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording, provided, however, that each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to each of the Advances under this Agreement in which such Lender has an interest. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d)           Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances and/or Equipment Loans and/or Term Loans under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Borrower hereby consents to the addition of such Purchasing CLO. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

Section 2           Exhibit 2.3.1. Upon the Sixth Amendment Effective Date, the attached Exhibit 2.3.1 shall be added to the Loan Agreement as an Exhibit.

Section 3           Acknowledgment Regarding Permitted Holdings Distributions.

Borrowers acknowledge and agree that, as of the date first written above, Borrowers have repaid in full the $11,500,000 referenced in clause (1) of the definition of “Permitted Holdings Distributions” and therefore the remaining maximum amount that may be distributed by Borrowers to Holdings pursuant to such clause (1) is Zero ($0.00). In the event that Borrowers effect such distribution in the form of a dividend, any such dividend shall be subject to the limitations set forth in the definition of “Permitted Holdings Distributions” and, pursuant to the definition of “Fixed Charge Coverage Ratio”, shall not be included within the computation of the Fixed Charge Coverage Ratio.

Section 4           Representations, Warranties and Covenants of Borrowers

Each Borrower hereby represents and warrants to and covenants with the Agent and the Lenders that:

(a)                such Borrower reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and all of the Other Documents (as described and defined in the Loan Agreement) and confirms that after giving effect to this Amendment all are true and correct in all material respects as of the date hereof (except to the extent any such representations and warranties specifically relate to a specific date, in which case such representations and warranties were true and correct in all material respects on and as of such other specific date);

(b)               such Borrower reaffirms all of the covenants contained in the Loan Agreement (as amended hereby) (including without limitation, all covenants to pay fees, costs and expenses contained therein), covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders under the Loan Agreement of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders (other than contingent indemnification obligations which survive termination of the Loan Agreement);

(c)                no Default or Event of Default has occurred and is continuing under the Loan Agreement or the Other Documents (as described and defined in the Loan Agreement);

(d)               such Borrower has the authority and legal right to execute, deliver and carry out the terms of this Amendment and the Note (as defined below), that such actions were duly authorized by all necessary limited liability company or corporate action, as applicable, and that the officer executing this Amendment and the Notes on its behalf was similarly authorized and empowered, and that this Amendment and the Notes does not contravene any provisions of its certificate of incorporation or formation, operating agreement, bylaws, or other formation documents, as applicable, or of any material contract or agreement to which it is a party or by which any of its properties are bound; and

(e) this Amendment, the Notes, and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

Section 5           Conditions Precedent/Effectiveness Conditions

This Amendment shall be effective upon the date of satisfaction of all of the following conditions precedent (the “Effective Date”):

(a)                Agent shall have received this Amendment fully executed by the Borrowers;

(b)               Agent shall have received a term note in the amount of $6,000,000 executed by Borrowers in favor of PNC (“Term Note A”);

(c)                Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors of each Borrower authorizing the execution, delivery and performance of this Amendment and the Notes, certified by the Secretary of such Borrower, together with a certification as to the incumbency signatures of each person signing such documents on behalf of Borrowers;

(d)               Agent shall have received a non-refundable amendment fee in the amount of $30,000 which shall be fully earned as of the Sixth Amendment Effective Date;

(e)                Agent shall have received a copy of the AT&T contract maturity extension; and

(f)                No Default or Event of Default shall have occurred and be continuing under the Loan Agreement.

Section 6           Post Closing

(a)                Agent shall have received the results of updated UCC, tax lien, and judgment searches against each of the Borrowers within thirty (30) days from the Sixth Amendment Effective Date;

(b)               (i) Within thirty (30) days from the Sixth Amendment Effective Date, Borrowers shall have entered into a Lender-Provided Interest Rate Hedge in an amount not less than fifty percent (50%) of Term Loan A; and (ii) within thirty (30) days from the date Term Loan B is funded, Borrowers shall have entered into a Lender-Provided Interest Rate Hedge in an amount not less than fifty percent (50%) of Term Loan B.

Section 7           Further Assurances

Each Borrower hereby agrees to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

Section 8           Payment of Expenses

Borrowers shall pay or reimburse Agent and Lenders for their reasonable fees of external counsel and other expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

Section 9           Reaffirmation of Loan Agreement

Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, are hereby reaffirmed and shall continue in full force and effect as therein written.

Section 10         Miscellaneous

(a)                Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b)               Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c)                Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d)               Governing Law. The terms and conditions of this Amendment shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by the laws of the State of New York without regard to any conflicts of laws principles.

(e)                Counterparts. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or pdf transmission shall be deemed to be an original signature hereto.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

BORROWERS:

TRG CUSTOMER SOLUTIONS, INC. d/b/a IBEX Global

By:	/s/ Robert T. Dechant
Name: Robert T. Dechant
Title: Chief Executive Officer

PNC BANK, NATIONAL ASSOCIATION as Lender and as Agent

By:	/s/ Patrick Cornell
Patrick Cornell, Vice President

Revolving Commitment Percentage: 100%
Equipment Loan Commitment Percentage: 100%
Tenn Loan Commitment Percentage: 100%
Revolving Commitment Amount $40,000,000
Equipment Loan Commitment Amount: $3,000,000
Term Loan Commitment Amount: $10,000,000

[SIGNATURE PAGE TO SIXTH AMENDMENT TO
REVOLVING CREDIT AND SECURITY AGREEMENT]